Exhibit 99.1

IDT Corporation - Results for Third Quarter Fiscal 2010

IDT Posts Consecutive Quarters of Positive Income from Operations, Cash Flow from Operations and Net Income

NEWARK, NJ — June 10, 2010:  IDT Corporation (NYSE: IDT; IDT.C) reported net income of $12.6 million ($0.58 per diluted share) for its third quarter of fiscal 2010 – the three months ended April 30, 2010.

THIRD QUARTER SUMMARY

$ in millions, except EPS	Q3 2010	Q3 2009	Change (%/$)
Revenues	355.4	356.9	(0.4)%
Gross profit	74.2	84.7	(12.4)%
Gross margin percentage	20.9%	23.7%	(280 basis points)
SG&A expense	52.6	67.4	(21.9)%
Adjusted EBITDA	18.1	13.4	+ 35.3%
Income (loss) from operations	16.6	(24.8)	+$41.4
Net Income (loss) attributable to IDT	12.6	(63.4)	+$76.0
Diluted EPS attributable to IDT	$0.58	($2.88)	+$3.46
Net cash from operating activities	32.2	(5.4)	+$37.6
	At April 30, 2010	At July 31, 2009	Change
Cash, cash equivalents and marketable securities	$229.8	$188.6	+$41.2

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, impairments, restructuring charges, net gains on settlements, and gain on the sale of interest in AMSO, LLC.   It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “IDT’s telecommunications and energy businesses have been generating positive operational results through the first three quarters of our fiscal year despite challenging competitive conditions. We continue to invest in the growth of these core businesses while developing several promising opportunities.”

IDT’s Chief Financial Officer, Bill Pereira, added, “Our operational results were very good once again this quarter.  In addition, we benefited from some non-routine events which positively impacted our bottom line. As a result, we significantly increased our cash position and continued to strengthen our balance sheet.”

OVERALL OPERATIONAL RESULTS

Supplementary information and explanation of the operational results is contained in the discussion of results for our operating segments. Unless otherwise indicated, all operational results in this release refer to the third quarter of IDT’s 2010 fiscal year (the three months ended April 30, 2010), and all comparisons are for the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009.

IDT revenues for the third quarter of fiscal 2010 were $355.4 million, a slight decline of 0.4% compared to Q3 2009 and a 2.0% decline sequentially.

IDT generated $74.2 million in gross profit, a 12.4% decline year over year but virtually unchanged compared to the prior quarter.

The Company-wide gross margin percentage of 20.9% decreased 280 basis points year over year but increased 40 basis points from the prior quarter.

SG&A expense totaled $52.6 million, a 21.9% reduction compared to the year ago quarter and a 3.7% reduction sequentially.  Corporate SG&A was reduced to $1.4 million, a 76.2% reduction from the year ago quarter and a 50.7% decline sequentially.  The reduction in corporate SG&A compared to both the year ago quarter and last quarter is primarily attributable to non-routine reductions in certain employee-related expenses, including a tax credit from the New Jersey State Business Employment Incentive Program as well as an adjustment to payroll taxes.

Adjusted EBITDA totaled $18.1 million, a 35.3% increase compared to the same period a year ago, and a 2.3% increase sequentially.

Income from operations was $16.6 million, and includes the impact of $7.6 million in depreciation and amortization costs, $2.9 million in restructuring charges resulting from personnel reductions incurred during the recently concluded turn-around effort, and a net of $9.0 million in other gains stemming mainly from legal settlements.

By comparison, in Q3 2009 IDT reported a loss from operations of $24.8 million, including the impact of $10.9 million in depreciation and amortization costs and $29.3 million in impairment charges, partially offset by a $2.6 million gain on the sale of an interest in AMSO, LLC.  In the prior quarter, income from operations was $7.6 million including the impact of $8.4 million in depreciation and amortization costs and $1.6 million in restructuring charges.

Income from continuing operations was $12.5 million including the impact of $1.6 million in net interest charges, $1.0 million in other income, and a $3.5 million provision for income taxes.  In Q3 2009 and Q2 2010, IDT reported a $26.2 million loss from continuing operations and $4.1 million in income from continuing operations, respectively.

Net income attributable to IDT (formerly referred to as net income after minority interest) was $12.6 million, or $0.61 per basic share and $0.58 per diluted share, compared to net loss attributable to IDT in Q3 2009 of $63.4 million, or $2.88 per basic and diluted share, and to net income of $3.7 million or $0.18 per basic share and $0.17 per diluted share in Q2 2010.

The weighted-average numbers of shares outstanding used to calculate basic earnings per share were 20.5 million, 20.6 million and 22.1 million for Q3 2010, Q2 2010 and Q3 2009, respectively.  For diluted earnings per share, the comparable numbers of shares were 21.9 million, 21.5 million and 22.1 million.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of April 30, 2010, IDT reported $215.5 million of cash and cash equivalents, $13.8 million in restricted cash and cash equivalents, and $0.6 million in marketable securities.

Net cash provided by operating activities during the nine months ended April 30, 2010 totaled $47.5 million.

Capital expenditures during the nine months ended April 30, 2010 totaled $6.6 million.

OPERATING RESULTS BY SEGMENT

IDT TELECOM
Revenues at IDT Telecom were $300.0 million in Q3 2010, a 3.8% increase compared to the year ago quarter, and a decline of $0.4 million compared to the prior quarter.

Gross margin percentage was 19.1%, a 310 basis point decline from the year ago quarter and a 20 basis point increase sequentially, on gross profit of $57.2 million.

SG&A expense declined to $43.6 million, a 14.7% reduction year over year, and a 1.2% decline compared to the prior quarter.

Adjusted EBITDA was $11.8 million, a 23.1% increase year over year, and a 4.1% increase sequentially.

Depreciation and amortization expense declined to $6.6 million, a 33.4% decline year over year and a 10.9% decline sequentially.

Income from operations was $14.3 million, including a $10.0 million gain from settlement of litigation, compared to a $29.7 million loss from operations for the same period a year ago and $3.3 million in income from operations in Q2 2010.

Telecom Platform Services - TPS (Wholesale Carrier and Retail Communications Services)
Telecom Platform Services (TPS) minutes of use totaled 5.4 billion for Q3 2010, an 18% increase year over year and a 2% increase over the prior quarter.  The increase in minutes of use, both year over year and sequentially, was led by TPS’ wholesale carrier and European retail calling card businesses.  Sequentially, minutes of use increased despite the fact that the third quarter of IDT’s fiscal year has three fewer calendar days than the second quarter.

TPS’ revenues increased 5.5% year over year to $291.3 million, and rose slightly - 0.3% - sequentially.  Compared to the year ago quarter, increased U.S. and European retail sales more than offset a slight decline in wholesale carrier revenues. Within U.S. retail, revenue growth was generated primarily by sales of international mobile top-up (IMTU) products and prepaid calling cards.

Sequentially, U.S. retail revenues increased in Q3 despite the shorter quarter.  European retail revenues, as well as wholesale carrier sales denominated in Euros, declined sequentially, as the increase in minutes of use was more than offset by deterioration in the Euro versus the U.S. dollar.

TPS’ gross margin was 18.1%, a 260 basis point decrease from the year ago period but a 40 basis point increase sequentially, on gross profit of $52.6 million.  The year over year decline in gross margin reflects continued margin pressures on the sales of international long distance products and services, including both TPS’ wholesale carrier and retail business lines globally.  In addition, within global retail business offerings, margin was also impacted by the growth in sales of relatively lower margin products, such as new prepaid calling cards in both the U.S. and in Europe, and IMTU in the U.S. On a sequential basis, improving margins for U.S. prepaid calling cards and for TPS’ cable telephony offerings more than offset a modest decline in the margin generated by the wholesale carrier business.

TPS’ SG&A expense was reduced to $41.6 million in Q3 2010, representing a 14.0% and 1.4% decline, respectively, when compared to Q3 2009 and Q2 2010.  Reductions in employee compensation and professional fees, as well as in facilities and equipment/software maintenance costs accounted for most of the year-over-year improvement.  With its restructuring and reductions in force largely completed, compensation cost in TPS stabilized during the second and third quarters of fiscal 2010, while remaining below comparable year ago periods.

TPS generated $9.3 million in Adjusted EBITDA, a 57.1% increase compared to the year-ago period, and a 14.5% increase compared to the prior quarter.

TPS’ depreciation and amortization expense was $6.6 million, a 33.3% decline from the year ago period, and a 10.9% reduction sequentially, as IDT Telecom’s long-lived asset base declined both as a result of previous impairments and more assets becoming fully depreciated, and due to lower levels of current capital expenditures compared to the previous year.

TPS’ income from operations was $11.9 million including a $10.0 million gain from a legal settlement, compared to a loss from operations of $33.3 million in the year ago period and $0.1 million in income from operations in the prior quarter.  In the year ago quarter, TPS’ loss from operations included impairment charges of $29.0 million, most of which stemmed from the write-off of goodwill pertaining to our rechargeable U.S. calling card unit.

Consumer Phone Services - CPS
Consumer Phone Services, which includes sales to both bundled (unlimited local and long distance) services customers as well as long distance-only customers, has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenues were $8.6 million, a 31.4% decline year over year – in-line with expectations.  Revenue declined 13.1% compared to the prior quarter.

Gross margin for CPS was 53.0%, compared to 53.2% in the year ago quarter, and 53.8% sequentially.

CPS’ SG&A expense was $2.0 million, a 27.2% decline year over year, but a 3.5% increase sequentially.

CPS’ Adjusted EBITDA was $2.5 million, a 32.2% decline year over year, and a 22.4% decline sequentially.

CPS’ income from operations was $2.4 million, a 32.0% decline year over year, and a 22.6% decline compared to the prior quarter.

GENIE ENERGY
Genie Energy includes the IDT Energy and Alternative Energy segments. The Alternative Energy segment consists of IDT’s interest in AMSO, LLC - a joint venture to develop oil shale on federal lands in Colorado, and Israel Energy Initiatives, Ltd. (IEI), an alternative energy venture in Israel.

IDT Energy

IDT Energy’s revenues were $53.8 million during Q3 2010, a 19.3% decline compared to Q3 2009 and an 11.4% decrease sequentially.  Electric revenue of $29.4 million was 3.0% lower than the prior year but rose 0.9% sequentially.  Gas revenue of $24.4 million declined 32.8% compared to Q3 2009, and declined 22.7% sequentially.  Year over year, revenues declined primarily because of lower natural gas prices, a net decrease in IDT Energy’s customer base and lower electric and gas consumption per meter. The sequential decline in revenues primarily reflects seasonal factors including the end of the winter heating season and three fewer calendar days in IDT’s third fiscal quarter compared to Q2.

The year over year decline in electric revenue was primarily the result of an 8.9% decline in kilowatt hours (kWh) sold year over year, partially offset by a 6.4% increase in the rate per kWh sold over the same period. Sequentially, the slight increase in electric revenue resulted from an 11.7% increase in revenue per kWh, almost entirely offset by a 9.6% decline in kWh sold primarily as a result of the shorter quarter, seasonal factors, and a decline in meters served.

The year over year and sequential declines in gas revenue reflect 26.7% and 18.5% reductions, respectively, in therms consumed.  The year over year decline reflects, in part, the decline in gas meters served, warmer weather, and a reduction in consumption per meter reflecting changes in the territory mix of our customer base.  Revenue per therm declined 8.3% and 5.3% compared to the year ago quarter and the sequential quarter, respectively.

During the third quarter of fiscal 2010, IDT Energy began testing customer acquisition programs in a limited number of utility territories within New Jersey and Pennsylvania.  Customer acquisitions in these territories, though modest, also contributed to the stabilization in net meters sequentially.  Revenues from customers enrolled in these two states will not be realized until Q4 2010.

As of April 30, 2010, IDT Energy’s customer base consisted of approximately 364,000 meters (205,000 electric and 159,000 natural gas) a decline compared to the 414,000 meters (236,000 electric and 178,000 natural gas) at April 30, 2009, and a slight decline compared to the 366,000 meters (208,000 electric, 158,000 natural gas) at January 31, 2010.  The year over year and sequential declines reflect reductions in the pace of gross acquisitions resulting from the reorganization of IDT Energy’s sales and marketing programs undertaken in the fourth quarter of fiscal 2009, partially offset by reductions in the churn rate.  Looking ahead, management anticipates that customer acquisitions in all territories will substantially keep pace with customer churn resulting in a relatively stable customer meter count as it continues testing the market for expansion in New Jersey and Pennsylvania.

Customer churn during Q3 2010 averaged 3.5%, a significant decline compared to the 4.5% in the year ago period.  The decline in churn year over year reflects, in part, the positive impact of the restructured IDT Energy sales program.

Gross margin at IDT Energy was 29.1%, a 50 basis point decline compared to the year ago period, but a 220 basis point increase compared to the prior quarter.  The levels of gross margin achieved during fiscal 2009 and in the first three quarters of fiscal 2010 may not be sustainable on a consistent basis going forward.

SG&A expense was $5.7 million, a 16.9% decline compared to the year ago period, but a 28.5% increase compared to the prior quarter,   The year over year decline was primarily due to decreases in customer acquisition costs and Purchase of Receivables (POR) fees, while the sequential increase reflects increased compensation related expenses, higher customer acquisition costs including costs incurred in connection with customer acquisitions in New Jersey and Pennsylvania, and higher POR fees.

Adjusted EBITDA for Q3 2010 was $9.9 million, a decline of 22.6% and 16.2% compared to the year ago and sequential quarters respectively.

Income from operations was also $9.9 million, a decline of 22.6% and 15.8% compared to the year ago and sequential quarters respectively.

Alternative Energy
Alternative Energy reported total costs and a loss from operations of $2.0 million including research and development expenses of $1.6 million in Q3 2010 compared to income from operations of $1.8 million in Q3 2009, and a loss from operations of $1.1 million in Q2 2010.  In the year ago quarter, IDT reported a $2.6 million gain on the sale of a 50% stake in AMSO, LLC to an affiliate of Total S.A.

Presently, Alternative Energy’s operating expenses consist primarily of costs incurred by IEI.  IEI continued resource appraisal and characterization work on its exclusive Shale Oil Exploration and Production License area during Q3 2010. IEI has begun permitting and other preparatory work required prior to construction and operation of a pilot plant.  The pilot test will provide a basis for determining the technical, environmental and economic viability of IEI’s proposed process for extracting oil from shale.  Pilot test operations could begin as early as calendar 2011, and results would serve as the basis for permitting and designing any future commercial project.

During Q3 2010, AMSO, LLC, a joint venture oil shale exploration and production initiative with Total, SA, continued construction and ongoing research and development work to prepare an oil shale pilot heating test to be conducted late in calendar 2010 or early in 2011. The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

IDT accounts for its 50% stake in AMSO, LLC using the equity method.  IDT’s equity in the net loss of AMSO, LLC in Q3 2010 of $0.4 million is included in “Other income (expense), net” in its consolidated statement of operations.

OTHER RECENT DEVELOPMENTS

On January 29, 2010, IDT received Notices of Intent to Award issued by the Division of Property Management & Construction, Department of Treasury, State of New Jersey.  The State proposed to lease 385,296 square feet in IDT’s building at 520 Broad Street in Newark, NJ.  On May 21, 2010, IDT received notification that the Notices of Intent to Award had been rescinded and bids rejected as the result of the State’s re-evaluation of its office space requirements.  In addition to closely monitoring further actions by the State, IDT will continue to pursue other options to realize value from this property.

On April 1, 2010, IDT received notification from the New York Stock Exchange (NYSE) that it had regained compliance with the NYSE’s $100 million average market capitalization requirement as a result of its “consistent positive performance with respect to the original business plan submission and the achievement of compliance with the NYSE’s $100 million market capitalization requirement at the end of its business plan period on March 30, 2010.”  As of March 30, 2010, IDT’s market capitalization was $140.9 million and its 30-trading day trailing average market capitalization through and including March 30th was $120.8 million.

In June 2010, IDT agreed to adjustments that the Internal Revenue Service proposed based upon audits of its federal tax returns for fiscal years 2006, 2007 and 2008. These adjustments reduced IDT’s pending refund claim by $0.4 million to $1.8 million, and reduced its domestic net operating loss carryforward by $41 million to approximately $215 million at April 30, 2010.  The Company expects the IRS to finalize these audits in July 2010.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of the Company’s financial and operational results is posted in an audio file on the Company’s website at http://www.idt.net/about/ir/overview.asp.  The audio file (in a MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.
▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
As in recent quarters, Q&A will be in a written format.  Investors and others interested in the Company are invited to e-mail questions for management to invest@idt.net.  The Company will accept questions received through the close of business on Friday, June 11, 2010.  Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm’s name, and management’s response will be posted in a document available on IDT Corporation’s website and in a Form 8-K filing as early as Wednesday, June 16, 2010 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations;

our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2010	July 31, 2009
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$215,471	$117,902
Restricted cash and cash equivalents	13,776	64,992
Marketable securities	587	5,702
Trade accounts receivable, net of allowance for doubtful accounts of $14,851 at April 30, 2010 and $15,740 at July 31, 2009	106,037	138,697
Prepaid expenses	14,509	17,597
Investments—short-term	1,804	631
Other current assets	16,065	17,394
Assets of discontinued operations	—	18,790

Total current assets	368,249	381,705
Property, plant and equipment, net	103,724	129,066
Goodwill	18,668	17,275
Licenses and other intangibles, net	4,073	5,350
Investments—long-term	7,879	13,099
Other assets	10,900	13,125
Total assets	$513,493	$559,620

Liabilities and equity
Current liabilities:
Trade accounts payable	$48,908	$68,120
Accrued expenses	147,143	159,032
Deferred revenue	71,934	67,505
Income taxes payable	2,431	2,031
Capital lease obligations—current portion	7,144	7,058
Notes payable—current portion	592	820
Other current liabilities	2,022	4,852
Liabilities of discontinued operations	—	5,496
Total current liabilities	280,174	314,914
Capital lease obligations—long-term portion	730	5,211
Notes payable—long-term portion	36,394	43,281
Other liabilities	16,040	16,772

Total liabilities	333,338	380,178
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 and 9,241 shares issued and 3,728 and 4,202 shares outstanding at April 30, 2010 and July 31, 2009, respectively	92	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at April 30, 2010 and July 31, 2009	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,207 and 22,913 shares issued and 15,620 and 15,503 shares outstanding at April 30, 2010 and July 31, 2009, respectively	232	229
Additional paid-in capital	712,732	720,804
Treasury stock, at cost, consisting of 5,513 and 5,039 shares of common stock and 7,587 and 7,410 shares of Class B common stock at April 30, 2010 and July 31, 2009, respectively	(295,696)	(293,901)
Accumulated other comprehensive income	554	953
Accumulated deficit	(239,081)	(251,916)
Total IDT Corporation stockholders’ equity	178,866	176,294
Noncontrolling interests	1,289	3,148
Total equity	180,155	179,442
Total liabilities and equity	$513,493	$559,620

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2010	2009	2010	2009
	(in thousands, except per share data)
Revenues	$355,423	$356,892	$1,045,424	$1,164,625
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	281,242	272,179	827,901	895,135
Selling, general and administrative	52,625	67,354	164,391	219,240
Depreciation and amortization	7,614	10,915	25,440	35,934
Bad debt	1,194	2,438	2,104	6,191
Research and development	2,269	1,548	5,761	7,932
Impairments	5	29,344	(101)	38,144
Restructuring charges	2,883	536	4,552	7,720

Total costs and expenses	347,832	384,314	1,030,048	1,210,296
Gains on settlements, net	8,985	—	8,985	—
Gain on sale of interest in AMSO, LLC	—	2,606	—	2,606

Income (loss) from operations	16,576	(24,816)	24,361	(43,065)
Interest expense, net	(1,559)	(847)	(4,848)	(1,022)
Other income (expense), net	978	1,153	(103)	(30,588)
Income (loss) from continuing operations before income taxes	15,995	(24,510)	19,410	(74,675)
Provision for income taxes	(3,465)	(1,706)	(6,257)	(10,707)

Income (loss) from continuing operations	12,530	(26,216)	13,153	(85,382)
Discontinued operations, net of tax:
Loss from discontinued operations	—	(36,398)	(170)	(77,162)
Loss on sale of discontinued operations	(39)	—	(230)	(231)

Total discontinued operations	(39)	(36,398)	(400)	(77,393)

Net income (loss)	12,491	(62,614)	12,753	(162,775)
Net (income) loss attributable to noncontrolling interests	116	(822)	82	95
Net income (loss) attributable to IDT Corporation	$12,607	$(63,436)	$12,835	$(162,680)

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$12,646	$(27,038)	$13,134	$(86,154)
Loss from discontinued operations	(39)	(36,398)	(299)	(76,526)
Net income (loss)	$12,607	$(63,436)	$12,835	$(162,680)

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.61	$(1.23)	$0.64	$(3.73)
Loss from discontinued operations	—	(1.65)	(0.01)	(3.32)

Net income (loss)	$0.61	$(2.88)	$0.63	$(7.05)
Weighted-average number of shares used in calculation of basic earnings per share	20,523	22,052	20,425	23,081

Diluted:
Income (loss) from continuing operations	$0.58	$(1.23)	$0.61	$(3.73)
Loss from discontinued operations	—	(1.65)	(0.01)	(3.32)
Net income (loss)	$0.58	$(2.88)	$0.60	$(7.05)
Weighted-average number of shares used in calculation of diluted earnings per share	21,878	22,052	21,310	23,081

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2010	2009
	(in thousands)
Net cash provided by (used in) operating activities	$47,467	$(98,317)
Investing activities
Capital expenditures	(6,593)	(10,249)
Repayment of notes receivable, net	71	168
Capital contributions to AMSO, LLC	(744)	(904)
Acquisition of intangible asset	—	(600)
Proceeds from sale and redemption of investments	2,349	26,351
Restricted cash and cash equivalents	51,216	(54,538)
Proceeds from sales of buildings	5,150	—
Proceeds from insurance	250	—
Proceeds from sale of interest in AMSO, LLC	—	3,198
Proceeds from sales and maturities of marketable securities	4,618	145,316
Purchases of marketable securities	—	(56,035)

Net cash provided by investing activities	56,317	52,707
Financing activities
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	(9,775)	—
Distributions to holders of noncontrolling interests in subsidiaries	(1,499)	(1,945)
Proceeds from sales of stock of subsidiaries	5,690	1,187
Proceeds from employee stock purchase plan	—	36
Repayments of capital lease obligations	(4,519)	(5,856)
Repayments of borrowings	(475)	(780)
Repurchases of common stock and Class B common stock	(1,795)	(6,568)

Net cash used in financing activities	(12,373)	(13,926)
Discontinued operations
Net cash provided by (used in) operating activities	930	(1,220)
Net cash (used in) provided by investing activities	(44)	28,233
Net cash used in financing activities	(471)	(1,316)

Net cash provided by discontinued operations	415	25,697
Effect of exchange rate changes on cash and cash equivalents	(737)	(4,728)

Net increase (decrease) in cash and cash equivalents	91,089	(38,567)
Cash and cash equivalents (including discontinued operations) at beginning of period	124,382	164,886
Cash and cash equivalents (including discontinued operations) at end of period	215,471	126,319
Less cash and cash equivalents of discontinued operations at end of period	—	(6,001)
Cash and cash equivalents (excluding discontinued operations) at end of period	$215,471	$120,318

Supplemental schedule of non-cash financing and investing activities
Mortgage note payable settled in connection with the sale of building	$(6,137)	$—

Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$(6,011)	$—

Reconciliation of Non-GAAP Financial Measures for the Third Quarter of Fiscal Year 2010

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT’s earnings release for the third quarter of fiscal 2010 also disclosed Adjusted EBITDA, which is a non-GAAP measure that contains certain adjustments to net income (loss) or income (loss) from operations to eliminate the impact of certain items that management believes do not truly reflect IDT’s performance.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, bad debt expense and research and development expense.  Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization, (2) impairments (3) restructuring charges, (4) gains on settlements, net, and (5) gain on sale of interest in AMSO, LLC. These additions are non-cash and/or non-routine items in the relevant fiscal 2010 and fiscal 2009 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The impairments and restructuring charges are also excluded in the calculation of Adjusted EBITDA. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. Restructuring charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, restructuring charges are decreasing and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Finally, the gains on settlements, net in the third quarter of fiscal 2010 and the gain on the sale of an interest in AMSO, LLC in the third quarter of fiscal 2009, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA.  Although the Company sells or disposes of businesses and sells interests in businesses from time-to-time and has a number of matters under litigation, such sales, disposals and/or settlements do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, bad debt expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss) or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure – income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended April 30, 2010 (Q3 2010)
Revenues	$355.4	$291.3	$8.6	$53.8	$-	$1.6	$-
Direct cost of revenues	281.2	238.8	4.1	38.1	-	0.3	-
Selling, general and administrative	52.6	41.6	2.0	5.7	0.3	1.6	1.4
Bad debt	1.2	1.0	0.1	-	-	-	-
Research and development	2.3	0.6	-	-	1.6	-	-
Adjusted EBITDA	18.1	9.3	2.4	9.9	(2.0)	(0.2)	(1.4)
Subtract (Add):
Depreciation and amortization	7.6	6.6	-	-	-	0.7	0.3
Restructuring charges	2.9	0.8	-	-	-	-	2.1
Gains on settlements, net	(9.0)	(10.0)	-	-	-	1.0	-
Income (loss) from operations	16.6	$11.9	$2.4	$9.9	$(2.0)	$(2.0)	$(3.7)
Interest expense, net	(1.6)
Other income, net	1.0
Income from continuing operations before income taxes	16.0
Provision for income taxes	(3.5)
Income from continuing operations	12.5
Loss from discontinued operations	-
Net income	12.5
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$12.6

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
$ in millions
Three Months Ended January 31, 2010 (Q2 2010)
Revenues	$362.7	$290.4	$9.9	$60.7	$-	$1.6	$-
Direct cost of revenues	288.5	239.3	4.6	44.4	-	0.2	-
Selling, general and administrative	54.7	42.2	1.9	4.5	0.3	2.9	2.8
Bad debt	0.5	0.2	0.3	-	-	-	-
Research and development	1.4	0.6	-	-	0.8	-	-
Adjusted EBITDA	17.7	8.1	3.2	11.9	(1.1)	(1.6)	(2.8)
Subtract:
Depreciation and amortization	8.4	7.4	-	-	-	0.7	0.3
Restructuring charges	1.6	0.6	-	0.1	-	0.1	0.9
Income (loss) from operations	7.6	$0.1	$3.2	$11.8	$(1.1)	$(2.4)	$(4.0)
Interest expense, net	(2.0)
Other income, net	0.1
Income from continuing operations before income taxes	5.7
Provision for income taxes	(1.6)
Income from continuing operations	4.1
Loss from discontinued operations	(0.2)
Net income	3.9
Net (income) attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$3.7

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended April 30, 2009 (Q3 2009)
Revenues	$356.9	$276.3	$12.6	$66.7	$-	$1.4	$-
Direct cost of revenues	272.2	219.1	5.9	46.9	-	0.3	-
Selling, general and administrative	67.4	48.4	2.7	6.9	-	3.5	5.8
Bad debt	2.4	2.0	0.4	-	-	-	-
Research and development	1.5	0.8	-	-	0.7	-	-
Adjusted EBITDA	13.4	5.9	3.6	12.8	(0.8)	(2.4)	(5.8)
Subtract (Add):
Depreciation and amortization	10.9	9.8	0.1	-	-	0.7	0.3
Impairments	29.3	29.0	-	-	-	0.3	-
Restructuring charges	0.5	0.3	-	-	-	-	0.3
Gain on sale of interest in AMSO LLC	(2.6)	-	-	-	(2.6)	-	-
(Loss) income from operations	(24.8)	$(33.3)	$3.6	$12.8	$1.8	$(3.4)	$(6.4)
Interest expense, net	(0.8)
Other income, net	1.1
Loss from continuing operations before income taxes	(24.5)
Provision for income taxes	(1.7)
Loss from continuing operations	(26.2)
Loss from discontinued operations	(36.4)
Net loss	(62.6)
Net (income) attributable to noncontrolling interests	(0.8)
Net loss attributable to IDT Corporation	$(63.4)

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Nine Months Ended April 31, 2010
Revenues	$1,045.4	$856.9	$28.9	$154.9	$-	$4.7	$-
Direct cost of revenues	827.9	705.9	13.0	108.2	-	0.8	-
Selling, general and administrative	164.4	126.5	5.8	14.3	0.9	7.1	9.7
Bad debt	2.1	1.5	0.6	-	-	-	-
Research and development	5.8	2.1	-	-	3.7	-	-
Adjusted EBITDA	45.3	21.0	9.6	32.3	(4.6)	(3.3)	(9.7)
Subtract (Add):
Depreciation and amortization	25.4	22.3	0.1	0.1	-	2.1	0.8
Impairments	(0.1)	-	-	-	-	(0.1)	-
Restructuring charges	4.6	1.4	-	0.1	-	-	3.1
Gains on settlements, net	(9.0)	(10.0)	-	-	-	1.0	-
Income (loss) from operations	24.4	$7.3	$9.5	$32.2	$(4.6)	$(6.3)	$(13.6)
Interest expense, net	(4.8)
Other expense, net	(0.1)
Income from continuing operations before income taxes	19.4
Provision for income taxes	(6.3)
Income from continuing operations	13.2
Loss from discontinued operations	(0.4)
Net income	12.8
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$12.8

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Nine Months Ended April 30, 2009
Revenues	$1,164.6	$890.4	$42.1	$227.7	$-	$4.4	$-
Direct cost of revenues	895.1	711.0	18.0	164.9	-	1.3	-
Selling, general and administrative	219.2	155.1	8.8	21.4	0.1	11.0	22.9
Bad debt	6.2	5.6	(0.4)	0.9	-	0.1	-
Research and development	7.9	2.4	-	-	5.6	-	-
Adjusted EBITDA	36.1	16.3	15.8	40.5	(5.6)	(7.9)	(22.9)
Subtract (Add):
Depreciation and amortization	35.9	31.6	0.4	0.1	-	2.8	1.0
Impairments	38.1	29.1	-	-	-	9.1	-
Restructuring charges	7.7	4.2	-	-	-	0.9	2.6
Gain on sale of interest in AMSO LLC	(2.6)	-	-	-	(2.6)	-	-
(Loss) income from operations	(43.1)	$(48.6)	$15.3	$40.4	$(3.0)	$(20.7)	$(26.4)
Interest expense, net	(1.0)
Other expense, net	(30.6)
Loss from continuing operations before income taxes	(74.7)
Provision for income taxes	(10.7)
Loss from continuing operations	(85.4)
Loss from discontinued operations	(77.4)
Net loss	(162.8)
Net loss attributable to noncontrolling interests	0.1
Net loss attributable to IDT Corporation	$(162.7)